Exhibit 99.1

AvePoint, the Largest Microsoft 365 Data Management Solutions Provider, Announces $2bn Merger

Transaction includes a fully committed PIPE of $140 mm anchored by top-tier investors

AvePoint co-founder and current CEO Tianyi (TJ) Jiang to lead the combined company

JERSEY CITY, New Jersey, November 23, 2020 — AvePoint, Inc. (“AvePoint” or the “Company”), the largest data management solutions provider for the Microsoft cloud, announced today that it has entered into a definitive business combination agreement with Apex Technology Acquisition Corporation (NASDAQ: APXT), a publicly traded special purpose acquisition company (“Apex”).

Upon closing the transaction, it is expected that the combined company will be named AvePoint and will remain a publicly traded company listed on the Nasdaq Stock Market under a new ticker symbol, “AVPT.” The combined company will be led by Dr. Tianyi Jiang, AvePoint’s co-founder and CEO, and AvePoint co-founder Kai Gong will serve as Executive Chairman.

Company Overview

AvePoint is a leading global Microsoft strategic cloud partner, with solutions that drive large and mid-market customers’ digital transformation journey in the Microsoft cloud.

From its origin of two coders in a Somerset, New Jersey library, AvePoint has grown to serve the largest software-as-a-service (“SaaS”) userbase in the Microsoft 365 ecosystem with more than 7 million cloud users as of September 30, 2020 and an estimated addressable market of $33 billion by 2022 according to IDC.

The Company sells directly to large and mid-market enterprises, and its solutions are also available to managed services providers on more than 100 cloud marketplaces globally.

AvePoint expects to generate approximately $148 million in total revenue for the year ending December 31, 2020, which would be an increase of approximately 26% over 2019 revenue.

Over its nearly 20 year history, AvePoint has been first to market with many digital collaboration technologies, such as SharePoint migration, automated Microsoft Teams management, and the ability to migrate Microsoft Teams/Slack chats into the target channel.

The Company launched another first-to-market product during COVID-19—a SaaS solution to provide sensitivity-based security insights and automated policy enforcement to prevent risky oversharing in Microsoft 365. More than half of AvePoint’s workforce are technologists, including the majority of the senior leadership team.

“AvePoint provides critical data management solutions that enable organizations to make their digital collaboration systems more productive, secure and compliant. The impact of COVID-19 and the growth of Microsoft’s cloud solutions, including Microsoft 365 and Microsoft Teams, have accelerated demand for our products. And we were growing prior to COVID-19 as well. We have achieved eight quarters of impressive growth. We have positive free cash flow and are in line with the key ‘Rule of 40’ SaaS industry growth metric,” said Dr. Jiang. “Going public now gives us the ability to meet this demand and scale up faster across product innovation, channel marketing, international markets, and customer success initiatives.”

Apex is led by former Oracle CFO Jeff Epstein and former Goldman Sachs Head of Technology Investment Banking Brad Koenig. Their combined experience includes more than 100 technology IPOs and mergers involving companies such as Microsoft, Oracle and Twilio.

Mr. Epstein will join AvePoint’s Board of Directors as a director and Mr. Koenig will join AvePoint’s Board of Directors as an observer.

“We are thrilled to partner with AvePoint to help thousands of customers protect and manage their Microsoft cloud investments; Microsoft cloud is sweeping through the world’s enterprises. AvePoint is well-positioned to take advantage of this,” said Mr. Epstein. “Of over 200 public cloud companies, AvePoint is one of only five with 2020 estimated revenue in the $150 million range, 2020 estimated year-over-year growth above 25%, and 2020 estimated EBIT Margin over 10%.”

Microsoft has seen its share of the productivity and collaboration market expand to 28% according to a 2020 IDC report. AvePoint is a five-time Global Microsoft Partner of the Year and boasts one of the largest Microsoft 365 development teams outside of Microsoft itself.

“AvePoint has partnered with Microsoft closely for nearly two decades in helping organizations maximize their Microsoft investments,” said Gavriella Schuster, Corporate Vice President, One Commercial Partner, Microsoft. “AvePoint’s merger to become a public company demonstrates the power of Microsoft’s channel and the opportunity it provides our partners to flourish long-term.”

Transaction Overview

The transaction has been approved by the Board of Directors of Apex, as well as the Board of Directors of AvePoint, and is subject to the satisfaction of customary closing conditions, including the approval of the shareholders of Apex and AvePoint and the receipt of any required regulatory approvals.

In addition to the approximately $352 million held in Apex’s trust account as of September 30, 2020, assuming no redemptions by Apex’s public stockholders, the combined company will benefit from $140 million in proceeds from a group of institutional investors participating in the transaction through a committed private investment (“PIPE”).

The transaction, valuing the combined company at an equity value of approximately $2 billion on a pro forma basis after giving effect to the PIPE and assuming minimal Apex stockholder redemptions, is expected to close in the first quarter of 2021. Upon completion of the proposed transaction, existing AvePoint shareholders are expected to own approximately 72% of the combined company, which is expected to have approximately $252 million of cash on the balance sheet assuming no redemptions by Apex’s public stockholders.

Sixth Street, the global investment firm which led a $200 million growth equity investment in AvePoint in 2019, will continue as a shareholder in the combined company.

Additional information about the proposed transaction, including a copy of the merger agreement, will be provided in a Current Report on Form 8-K and in Apex’s registration statement on Form S-4, which will include a document that serves as a prospectus and proxy statement of Apex, referred to as a proxy statement/prospectus, each of which will be filed by Apex with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

Evercore Group L.L.C. (“Evercore”) is acting as financial advisor to AvePoint. Citigroup Global Markets Inc. (“Citi”), Goldman Sachs & Co. LLC (“Goldman Sachs”), Evercore and Cowen Inc. are acting as capital markets advisors to AvePoint. William Blair & Company is acting as a financial advisor to Apex. Cantor Fitzgerald, L.P. is acting as a capital market advisor to Apex. Goldman Sachs, Citi and Evercore are acting as private placement agents to Apex. Cooley LLP is acting as legal counsel to AvePoint. Latham & Watkins LLP is acting as legal counsel to Apex. Goodwin Procter LLP is acting as legal counsel to the private placement agents.

Conference Call Information

AvePoint and Apex will host a joint investor conference call to discuss the transaction and review an investor presentation on November 23 at 12:30 pm ET. Register to attend: https://avept.it/liveqa

To listen to the prepared remarks via audio webcast, go to https://avept.it/invest

About AvePoint

AvePoint enables you to collaborate with confidence. Our data management solutions help our diverse, global customer base overcome complex transformation, governance, and compliance challenges in the Microsoft cloud. A five-time winner of the Global Microsoft Partner of the Year award, AvePoint offers the only full suite of SaaS solutions to migrate, manage and protect data in Microsoft 365. More than 7 million cloud users, including a quarter of the Fortune 500, rely on our solutions. Our SaaS solutions are also available to managed service providers, so they can better support and manage their small and mid-sized business customers. Our multi-tenant solutions are available from over a dozen distributors in more than 100 cloud marketplaces worldwide. Founded in 2001, AvePoint is headquartered in Jersey City, New Jersey. For more information, visit https://www.avepoint.com.

About Apex Technology Acquisition Corp.

Apex is a special purpose acquisition corporation led by co-CEOs Jeff Epstein, the former CFO of Oracle, and Brad Koenig, the former head of Goldman Sachs’ global technology investment banking team. For more information about Apex, visit https://apexacquisitioncorp.com/.

Non-GAAP Financial Measures

EBIT Margin is a non-GAAP measure. AvePoint believes this measure provides useful information to management and investors regarding AvePoint’s business and results of operations. Because EBIT Margin is a non-GAAP measure, however, it should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. We urge you to review AvePoint’s audited financial statements that will be filed with the SEC in Apex’s registration statement on Form S-4.

The guidance provided above is only an estimate. The Company is not readily able to provide a reconciliation of projected EBIT Margin to projected net income without unreasonable effort. Actual results will vary from the guidance and the variations may be material. The Company undertakes no intent or obligation to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between AvePoint and Apex, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, future financial condition and performance of AvePoint and expected financial impacts of the transaction (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the transaction, the PIPE transaction, the level of redemptions of Apex’s public shareholders and the products and markets and expected future performance and market opportunities of AvePoint. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Apex’s securities, (ii) the risk that the transaction may not be completed by Apex’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Apex, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the shareholders of Apex, the satisfaction of the minimum trust account amount following any redemptions by Apex’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the inability to complete the PIPE transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vii) the effect of the announcement or pendency of the transaction on AvePoint’s business relationships, operating results, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of AvePoint, (ix) the outcome of any legal proceedings that may be instituted against AvePoint or against Apex related to the merger agreement or the proposed transaction, (x) the ability to maintain the listing of Apex’s securities on a national securities exchange, (xi) changes in the competitive and regulated industries in which AvePoint operates, variations in operating performance across competitors, changes in laws and regulations affecting AvePoint’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns in the market and the technology industry, and (xiv) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 above and discussed below and other documents filed by Apex from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AvePoint and Apex assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither AvePoint nor Apex gives any assurance that either AvePoint or Apex, or the combined Company, will achieve its expectations.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination discussed herein. This communication also shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act, or an exemption therefrom.

Important Information for Investors and Stockholders

This press release relates to a proposed transaction between AvePoint and Apex. In connection with the proposed transaction, Apex intends to file a registration statement on Form S-4 with the SEC, which will also include a document that serves as a prospectus and proxy statement of Apex, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Apex shareholders. Apex will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Apex are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Apex through the website maintained by the SEC at www.sec.gov. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Apex and its directors and officers may be deemed participants in the solicitation of proxies of Apex’s stockholders in connection with the proposed transaction. Apex’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Apex in its Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the SEC. Additional information will be available in the definitive proxy statement/prospectus when it becomes available.

Contacts

Michael Segner

(703)	214-0522, Michael.segner@avepoint.com

Savior Kim

(214)	934-4016, savior.kim@zenogroup.com

5